UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2016

TOKAI PHARMACEUTICALS, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-36620	20-1000967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 State Street, 6th Floor

Boston, Massachusetts 02109

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (617) 225-4305

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Any statements in this Form 8-K about our future expectations, plans and prospects, including statements about our strategy, future operations, financial obligations, intellectual property, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those discussed in the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2015. Any forward-looking statements contained in this Form 8-K speak only as of the date hereof and not of any future date, and we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 2.05.	Costs Associated with Exit or Disposal Activities

(d) On July 28, 2016, our Board of Directors approved a plan to reduce our workforce by approximately sixty percent (60%), to a total of ten (10) full-time equivalent employees. These reductions are expected to be largely completed by the end of the third quarter of 2016 and entirely completed in the fourth quarter of 2016. This plan is designed to reduce our operating expenses while we conduct a comprehensive evaluation of strategic options for galeterone and our pipeline following our announcement on July 26, 2016 that we planned to terminate ARMOR3-SV, our pivotal Phase 3 clinical trial of galeterone in men with AR-V7 positive metastatic castration-resistant prostate cancer.

We expect the reduction in force to result in approximately $4.2 million in reduced annualized operating expenses once the plan is fully implemented. We also expect to incur a charge in the third quarter of 2016 of approximately $1.3 million related to the reduction, including severance, benefits and related costs. We expect that approximately $1.0 million of this amount will be paid prior to the end of 2016, and the remainder will be paid in the first quarter of 2017. We are continuing to review the potential impact of the reduction in force and are unable to estimate any additional expenses at this time. If we subsequently determine that we will incur significant additional expenses, we will amend this Current Report on Form 8-K to disclose such information.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a) In connection with the reduction in force described in Item 2.05 above, Lee H. Kalowski, our Chief Financial Officer, and Gerald E. Quirk, our Executive Vice President, Business Operations and General Counsel, will cease their employment with us effective August 31, 2016. In addition, the previously announced retirement of Karen J. Ferrante, our Chief Medical Officer, will become effective on August 31, 2016. Each of Messrs. Kalowski and Quirk and Dr. Ferrante has agreed to be available to us on a consulting basis following August 31, 2016 on terms that have yet to be finalized.

(c) On July 28, 2016, our Board of Directors appointed John S. McBride, age 64, as Chief Financial Officer effective September 1, 2016. As Chief Financial Officer, Mr. McBride will serve as our principal financial officer and principal accounting officer. Mr. McBride will also continue to serve as our Chief Operating Officer, a position he has held since February 2014. Mr. McBride previously served as our Chief Financial Officer from April 2014 until September 2014. Prior to joining our company, Mr. McBride founded and served as President of Alliance Life Science Advisors, Inc., a consulting firm focused on assisting life science companies with strategic planning, business development and financing projects from March 2012 until February 2014. Prior to founding Alliance Life Science Advisors, Inc., Mr. McBride was an independent consultant from January 2009 until March 2012. In addition, Mr. McBride previously served as Executive Vice President and Chief Operating Officer of Gloucester

Pharmaceuticals, Inc., Global Head of Oncology Licensing at Pharmacia Corporation, Executive Vice President, Business Operations and Chief Financial Officer at CytoTherapeutics, Inc., Vice President, Business Development and Treasurer at Phytera, Inc., Vice President, Commercial Development at Sparta Pharmaceuticals, Inc. and Vice President, Business Development at U.S. Bioscience, Inc. Currently, Mr. McBride serves as a member of the board of directors of Intezyne, Inc. From August 2008 until June 2013, Mr. McBride served as a member of the board of directors of Niiki Pharma Inc. Mr. McBride received a B.S. in biochemistry and an M.S. in chemical engineering from the University of Wisconsin and an M.B.A. from the Wharton School, University of Pennsylvania.

No changes to Mr. McBride’s compensation were made in connection with this appointment as Chief Financial Officer. There are no family relationships between Mr. McBride and any of our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOKAI PHARMACEUTICALS, INC.

Date: August 3, 2016	By:	/s/ Gerald E. Quirk
Gerald E. Quirk
Executive Vice President, Business Operations and General Counsel